
<ARTICLE>                     5
<LEGEND>
The schedule  contains summary financial  information  extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK>                           0000805297
<NAME>                          KRUPP INSURED PLUS-II LIMITED PARTNERSHIP

<PERIOD-TYPE>                   6-MOS
<FISCAL-YEAR-END>               Dec-31-1999
<PERIOD-END>                    Jun-30-1999
<CASH>                            3,747,908
<SECURITIES>                     65,492,752<F1>
<RECEIVABLES>                       456,211
<ALLOWANCES>                              0
<INVENTORY>                               0
<CURRENT-ASSETS>                    359,892<F2>
<PP&E>                                    0
<DEPRECIATION>                            0
<TOTAL-ASSETS>                   70,056,763
<CURRENT-LIABILITIES>                 9,000
<BONDS>                                   0
<PREFERRED-MANDATORY>                     0
<PREFERRED>                               0
<COMMON>                         69,664,039<F3>
<OTHER-SE>                          383,724<F4>
<TOTAL-LIABILITY-AND-EQUITY>     70,056,763
<SALES>                                   0
<TOTAL-REVENUES>                  3,309,706<F5>
<CGS>                                     0
<TOTAL-COSTS>                             0
<OTHER-EXPENSES>                  1,112,527<F6>
<LOSS-PROVISION>                          0
<INTEREST-EXPENSE>                        0
<INCOME-PRETAX>                   2,197,179
<INCOME-TAX>                              0
<INCOME-CONTINUING>               2,197,179
<DISCONTINUED>                            0
<EXTRAORDINARY>                           0
<CHANGES>                                 0
<NET-INCOME>                      2,197,179
<EPS-BASIC>                             0<F7>
<EPS-DILUTED>                             0<F7>

<F1>Includes  Participating  Insured Mortgages  ("PIMs") of $42,044,172 and
    Mortgage-Backed  Securities ("MBS") of $23,448,580.

<F2>Includes  prepaid  acquisition  fees and expenses of $3,769,759 net of accumulated amortization of $3,452,699 and prepaid participation servicing fees of $1,065,064 net of accumulated amortization of $1,022,232.

<F3>Represents  total equity of General Partners and Limited  Partners.
    General Partners deficit of ($348,327) and Limited Partners equity of $70,012,366.

<F4>Unrealized gains on MBS.

<F5>Represents interest income on investments in mortgages and cash.

<F6>Includes $726,745 of amortization of prepaid fees and expenses.

<F7>Net income allocated $65,915 to the General Partners and $2,131,264 to the Limited Partners. Average net income per Limited Partner interest is $.15 on 14,655,512 Limited Partner interests outstanding.

